Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208911 on Form S-8 of our reports relating to the financial statements of Ferroglobe PLC and the effectiveness of Ferroglobe PLC’s internal control over financial reporting dated April 29, 2019, appearing in the Annual Report on Form 20-F of Ferroglobe PLC for the year ended December 31, 2018.

/s/ Deloitte, S.L.

Madrid, Spain

April 29, 2019